EXHIBIT 99.1

                                  March 13th, 2001




Dear Analysts and Investors:

Please find attached revised guidance for certain financial and operational statistics (Attachment A) on the First Quarter 2001 and Full Year 2001 outlook.

Due to the weakening U.S. economy, Northwest will not meet analyst financial expectations, primarily due to the decline in corporate business travel, which has had an adverse impact on yields and revenues. As a result of this economic slowdown, Northwest expects to report a net loss of $130 million to $150 million, excluding any non-recurring items, in the first quarter ending March 31st. Fully diluted loss per share is estimated to range between ($1.55) and ($1.80) for the first quarter.

Additional investor information regarding Northwest Airlines is available on our website at www.nwa.com.

Sincerely,



Mark Long
Vice President
Investor Relations

Attachment A

Statements in this filing on Form 8-K which are not purely historical facts, including statements regarding our beliefs, expectations, intentions, strategies or estimates for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that  could  cause actual results to differ  materially from the plans,  intentions, expectations and estimates  reflected in or suggested by the forward-looking statements. Information with respect to the factors and events that could cause these differences is contained in the Company's Annual  Report on Form 10-K for the year  ended December
31, 1999.   We  undertake no  obligations to  update any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

Updated guidance on the 1st quarter 2001 includes January and February actual performance and a forecast for March through December 2001.

Capacity (2001 ASMs)                       Year-over-Year Percentage Change
--------------------                             Increase/(Decrease)

                        1Q01E        2Q01E      3Q01E      4Q01E       FY01E
                        -----        -----      -----      -----       -----
Domestic                (.4%)        3.0%        3.7%       7.6%       3.4%
Pacific                 (2.9)%      (4.0)%      (5.9)%      2.2%      (2.8)%
Atlantic                31.1%        5.2%        4.6%       6.4%      10.2%
Atlantic (NW/KL
  joint venture)         5.9%        1.8%         .2%       (.2)%      1.8%
System                   2.2%        1.4%        1.2%       6.0%       2.6%


The introduction of our upgraded World Business Class product, improving seat pitch from 48 inches to 60 inches and eliminating International first class is the primary reason for the decline in capacity year over year. Domestic first class seating has also been increased on all B757 and A320 aircraft. Excluding the effect of these aircraft reconfigurations, system capacity would be up approximately 4.8 percent year over year.

                                   Estimated Year-over-Year Change
                                         Increase/(Decrease)


Operating Statistics                        1Q01E               2001E
--------------------                        -----               -----
CASM                                       7.0 - 8.0%         5.0 - 6.0%
CASM Holding Fuel Price Constant           5.0 - 6.0%         4.5 - 5.5%
CASM Seat Adjusted and Fuel Neutral           4.0%                3.0%
Fuel Gallons Consumed                         5.1%                4.7%

Estimated Fuel Price  (excluding taxes)       88 cents          83 - 86 cents

There are no fuel hedges in place for 2001.


Revenue Outlook                             1Q01E                2001E
---------------                             -----                -----

System Load Factor                         72.0 -73.0%         77.0 - 78.0%

Domestic Revenue per ASM              1 -2.5% change yr over yr    N/A

We are beginning to experience the impact of a slowing U.S. economy with February revenue below plan, due primarily to a decline in corporate business travel. However, January revenue performance met our expectation with domestic revenue per available seat mile up 11.2%, above the Industry average. In the near-term, we remain cautious as we expect to see continued softness in our mix of business travelers, which would have an adverse impact on yields and revenue.

International revenue performance is also showing signs of the economic slowdown. In the Atlantic, European point of sale revenue is weaker than expected, which has had a negative impact on yields and revenue. Pacific revenue performance is currently meeting our expectations, with strong year over year load factor gains, but we remain cautious based on the continued uncertainty in the Japan economy. Japanese officials last week gave warnings that the condition of their economy was near "state of collapse", while the Nikkei stock market recently reached a sixteen-year record low and the Japanese yen continues to weaken relative to the dollar.

Northwest's Cargo business saw a significant slowdown starting in January, resulting from a decline in Asia to U.S. shipments in "high tech" goods. This trend is likely to continue in the near-term as the U.S. demand for "high tech" products remains depressed .

MLT Accounting change

As of January 1, 2001, the Company adopted new accounting standards related to EITF No. 99-19 pertaining to the recognition of hotel and car rental revenue by MLT, Inc., a tour wholesaler and an indirect wholly owned subsidiary of the Company. The Company will be reclassifying the operating expenses associated with the ground sales, which will now be netted against operating revenues. The Company expects this reclassification to reduce Other Operating Revenues and Other Operating Expenses by approximately $60 million in the first quarter and $175 million in 2001, respectively. MLT is excluded from Company's unit cost calculations and therefore this reclassification will have no impact on reported unit cost per seat mile
(CASM) or earnings per share.